Exhibit 99.1

GAP INC. REPORTS OCTOBER AND THIRD QUARTER SALES RESULTS

SAN FRANCISCO - November 9, 2015 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended October 31, 2015 were $1.20 billion compared with net sales of $1.26 billion for the four-week period ended November 1, 2014. For the third quarter of fiscal year 2015, Gap Inc.’s net sales decreased 3 percent to $3.86 billion compared with $3.97 billion for the third quarter of last year.

On a constant currency basis, net sales for the third quarter of fiscal year 2015 were flat versus last year.1 The company noted that the translation of foreign currencies into U.S. dollars negatively impacted the company’s reported net sales for the third quarter of fiscal year 2015 by about $98 million, primarily due to the weakening Japanese yen and Canadian dollar.

“With fall behind us, the teams across our portfolio are focused on strong execution for the holiday season," said Sabrina Simmons, chief financial officer, Gap Inc.

October Comparable Sales Results
Gap Inc.’s comparable sales for October 2015 were down 3 percent versus a 3 percent decrease last year. Comparable sales by global brand for October 2015 were as follows:

•	Gap Global: negative 4 percent versus negative 7 percent last year

•	Banana Republic Global: negative 15 percent versus negative 2 percent last year

•	Old Navy Global: positive 2 percent versus flat last year

Third Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the third quarter of fiscal year 2015 were down 2 percent versus a 2 percent decrease last year. Comparable sales by global brand for the third quarter of fiscal year 2015 were as follows:

•	Gap Global: negative 4 percent versus negative 5 percent last year

•	Banana Republic Global: negative 12 percent versus flat last year

•	Old Navy Global: positive 4 percent versus positive 1 percent last year

Third Quarter Guidance
The company expects its adjusted diluted earnings per share to be in the range of $0.62 to $0.63, excluding the negative impact from the previously announced strategic actions, which was about $0.025 for the third quarter of fiscal year 2015. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Additionally, the company noted that it now expects year-over-year inventory dollars per store at the end of the third quarter of fiscal year 2015 to be slightly lower than the guidance provided in the company’s second quarter fiscal year 2015 earnings press release.

1 In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on November 9, 2015 and available for replay until 1:15 p.m. Pacific Time on November 13, 2015.

Third Quarter Earnings
Gap Inc. will release its third quarter earnings results via press release on November 19, 2015 at 1:15 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results during a live conference call and webcast on November 19, 2015 from approximately 2:00 p.m. to 2:45 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2687902). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

November Sales
The company will report November sales on December 3, 2015.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share and inventory dollars per store for the third quarter of fiscal year 2015.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 9, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED EXPECTED EARNINGS PER SHARE RANGE

Adjusted expected diluted earnings per share is a non-GAAP financial measure. This guidance is provided to enhance visibility into the company's expected results for the third quarter of fiscal year 2015 excluding impact from its strategic actions primarily related to Gap brand.

	13 Weeks Ended
	October 31, 2015
	Low End	High End
Expected earnings per share - diluted	$0.60	$0.61
Add: Impact from strategic actions	0.025	0.025
Adjusted expected earnings per share - diluted	$0.62	$0.63